EXHIBIT 19

ECO SCIENCE SOLUTIONS, INC.

INSIDER TRADING POLICY

Adopted by the Board of Directors on May 23, 2026

with an effective date of January 31, 2026

1. Purpose and Scope

This Insider Trading Policy (the “Policy”) of Eco Science Solutions, Inc., a Nevada corporation (the “Company”), establishes the standards and procedures governing transactions in the Company’s securities by directors, officers, employees, contractors, consultants, and other persons who, in the course of their relationship with the Company, may come into possession of material nonpublic information concerning the Company or other publicly traded companies.

The purpose of this Policy is to (i) promote compliance with the federal and state securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder; (ii) prevent insider trading and tipping that could expose Covered Persons (as defined below) and the Company to civil and criminal liability and reputational harm; and (iii) provide clear, consistent procedures applicable to all transactions in the Company’s securities by Covered Persons.

This Policy supplements, and does not replace, the obligations of Covered Persons under applicable law. Where this Policy imposes a requirement that is more stringent than applicable law, the Policy shall control.

2. Persons Subject to this Policy

This Policy applies to the following persons (each a “Covered Person”):

(a)	all directors of the Company;

(b)	all officers of the Company, including all executive officers and any person who is designated as a “Section 16 Officer” (collectively, “Section 16 Persons”);

(c)	all employees of the Company;

(d)

all consultants, contractors, and other service providers who are notified by the Administrator (defined below) that they are subject to this Policy in light of their access to material nonpublic information; and

(e)	the Family Members and Controlled Entities (each as defined below) of each person identified in clauses (a) through (d).

“Family Members” means a Covered Person’s spouse, minor children, and any other family members who share the Covered Person’s household, as well as any family members who do not share the household but whose transactions in Company securities are directed by the Covered Person or are subject to the Covered Person’s influence or control.

“Controlled Entities” means any corporation, partnership, limited liability company, trust (other than a blind trust that satisfies the requirements of the federal securities laws), or other entity over which a Covered Person or a Family Member exercises voting or investment control, directly or indirectly.

Covered Persons are responsible for the transactions of their Family Members and Controlled Entities and should treat all such transactions as if the transactions were for the Covered Person’s own account.

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3. Material Nonpublic Information

Material Information.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold, or sell securities, or if the information, if disclosed, could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. Examples of information that may be material include, without limitation:

•	financial results, projections, or guidance, including unpublished interim or annual results;
•	changes in financial guidance, expected earnings, or the Company’s ability to continue as a going concern;
•	mergers, acquisitions, joint ventures, asset purchases or sales, or other business combinations;
•	significant new products, services, customers, partnerships, or strategic initiatives;
•	the loss of, or a significant change in the relationship with, a significant customer, supplier, or partner;
•	changes in senior management or the board of directors;
•	pending or threatened material litigation, regulatory inquiries, or governmental investigations;
•	actual or threatened cybersecurity incidents that may have a material effect on the Company;
•	changes in auditors, restatements, or material accounting issues;
•	stock splits, reverse stock splits, dividends, stock repurchases, and similar capital actions;
•	public or private offerings of securities and material debt financings or refinancings;
•	material changes in capital structure, including conversion of debt, settlement of obligations through issuance of equity, or other transactions resulting in significant dilution; and
•	other events that could materially affect the Company’s financial condition, operations, or prospects.

Nonpublic Information.

Information is considered “nonpublic” until it has been disseminated broadly to investors in the marketplace and the marketplace has had sufficient time to absorb the information. Information generally will not be considered public until at least one full Trading Day (defined below) has elapsed after public dissemination through a press release, a filing with the SEC, or another widely disseminated means. “Trading Day” means any day on which the principal market on which the Company’s common stock is traded or quoted is open for trading.

Material Nonpublic Information (“MNPI”).

“MNPI” means material information that has not been broadly disseminated to the public. Whether information is material is judged from the perspective of a reasonable investor at the time the information is used, not with the benefit of hindsight. When in doubt, a Covered Person should assume information is material and consult with the Administrator before trading or communicating the information.

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4. Prohibited Transactions and Activities

(a) Trading on MNPI.

No Covered Person who is aware of MNPI relating to the Company may, directly or indirectly, purchase, sell, gift, pledge, or otherwise transact in the Company’s securities. This prohibition applies regardless of whether the MNPI was a motivating factor in the transaction.

(b) Tipping.

No Covered Person may communicate (“tip”) MNPI to any other person, including Family Members, friends, or business associates, except on a need-to-know basis in furtherance of the Company’s business and subject to appropriate confidentiality arrangements. Recommending or encouraging another person to buy or sell the Company’s securities while in possession of MNPI is prohibited.

(c) Trading in Other Companies’ Securities.

Covered Persons may come into possession of MNPI concerning customers, suppliers, partners, counterparties, or other companies through their service with the Company. No Covered Person may trade in the securities of any other company while in possession of MNPI relating to such other company, or communicate such MNPI to others.

(d) Hedging Transactions Prohibited.

Covered Persons may not engage in any hedging or monetization transactions involving the Company’s securities, including, without limitation, prepaid variable forward contracts, equity swaps, collars, exchange funds, or any other transaction designed to hedge or offset any decrease in the market value of the Company’s securities.

(e) Short Sales and Derivatives Prohibited.

Covered Persons may not engage in short sales of the Company’s securities or in transactions in puts, calls, or other derivative securities with respect to the Company’s securities, whether on an exchange or in any other organized market.

(f) Margin Accounts and Pledging Prohibited.

Covered Persons may not hold the Company’s securities in a margin account or pledge the Company’s securities as collateral for a loan or other obligation. Securities held in a margin account may be sold without the Covered Person’s consent if the Covered Person fails to meet a margin call, and securities pledged as collateral may be sold in foreclosure if the Covered Person defaults. A forced sale of this nature, occurring at a time when the Covered Person is aware of MNPI, could result in unlawful insider trading.

(g) Standing and Limit Orders.

Standing or limit orders held with a broker (other than orders held pursuant to an approved Rule 10b5-1 trading arrangement) are discouraged because they create the risk that a transaction will occur at a time when the Covered Person is aware of MNPI or during a blackout period. Standing or limit orders held by a Section 16 Person are prohibited unless held under an approved Rule 10b5-1 trading arrangement.

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(h) Gifts.

Gifts of Company securities by a Covered Person are subject to this Policy. A gift made by a Covered Person who is aware of MNPI, or during a blackout period, may be a violation of this Policy and applicable law and is prohibited unless pre-cleared in accordance with Section 6.

5. Blackout Periods

(a) Quarterly Blackout Periods.

Section 16 Persons and other Covered Persons designated by the Administrator from time to time (collectively, “Designated Insiders”) are subject to quarterly blackout periods. Trading by Designated Insiders in the Company’s securities is prohibited during the period beginning at the close of business on the fifteenth (15th) calendar day prior to the end of each fiscal quarter (and at the close of business on the thirtieth (30th) calendar day prior to the end of the fiscal year) and ending at the close of business on the second (2nd) full Trading Day following the public release of the Company’s quarterly or annual earnings results for that period.

(b) Event-Specific Blackout Periods.

From time to time, the Administrator may impose event-specific blackout periods on some or all Covered Persons when material developments are pending. Designated Insiders and other affected Covered Persons will be notified that an event-specific blackout has been imposed and when the blackout has been lifted. The existence of an event-specific blackout will not be announced to the Company generally and should not be communicated to any other person.

(c) No “Safe Harbor.”

Trading outside of a blackout period does not relieve a Covered Person of the obligation to refrain from trading while in possession of MNPI. A Covered Person who is in possession of MNPI must not trade in the Company’s securities, even if no blackout period is in effect.

6. Pre-Clearance Procedures

All transactions in the Company’s securities by Section 16 Persons, and by other Designated Insiders identified by the Administrator, must be pre-cleared by the Administrator in accordance with this Section 6. The pre-clearance requirement applies to all transactions, including purchases, sales, gifts, bona fide gifts, transfers to and from a trust, exercises of stock options or other equity awards (whether or not the underlying shares are to be sold), and the establishment, modification, suspension, or termination of a Rule 10b5-1 trading arrangement.

(a) Request.

A request for pre-clearance must be submitted in writing (including by email) to the Administrator at least two (2) Trading Days prior to the proposed transaction. The request must describe the proposed transaction in reasonable detail, including the security, the type of transaction, the approximate number of shares, the proposed transaction date, and the broker through which the transaction is to be executed.

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(b) Certification.

By submitting a pre-clearance request, the requesting Covered Person certifies that the Covered Person is not in possession of MNPI concerning the Company and is not aware of any reason that would make the proposed transaction improper under this Policy or applicable law.

(c) Decision; Expiration.

The Administrator will make a determination promptly after receiving a pre-clearance request. The Administrator is under no obligation to approve any request and may refuse pre-clearance without providing a reason. A pre-clearance, if granted, is valid for five (5) Trading Days, unless an earlier expiration is specified by the Administrator. If the transaction is not completed within the approval period, a new pre-clearance request must be submitted.

(d) No Reliance.

The grant of pre-clearance does not constitute investment advice and does not assure that the proposed transaction will not be a violation of the securities laws. The Covered Person remains responsible for complying with all applicable laws and this Policy.

7. Rule 10b5-1 Trading Arrangements

Covered Persons may establish trading arrangements designed to qualify for the affirmative defense provided by Rule 10b5-1 under the Exchange Act (each, a “Rule 10b5-1 Plan”), subject to the requirements of this Section 7. All Rule 10b5-1 Plans must be pre-cleared by the Administrator in advance of adoption, modification, or termination.

(a) Plan Requirements.

Each Rule 10b5-1 Plan must satisfy the following minimum requirements:

(i)	the plan is entered into when the Covered Person is not in possession of MNPI and not during a blackout period;

(ii)

the plan is in writing and either (A) specifies the amount, price, and date of the transactions to be made, (B) includes a written formula or algorithm for determining the amount, price, and date of the transactions, or (C) does not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect transactions;

(iii)

the plan includes a representation by the Covered Person that, on the date of adoption, the Covered Person is not aware of MNPI and is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1;

(iv)	the Covered Person acts in good faith with respect to the plan throughout its duration; and

(v)	the plan complies with all applicable requirements of Rule 10b5-1, including the cooling-off periods, single-plan limitation, and limitation on single-trade plans described below.

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(b) Cooling-Off Periods.

No transaction may be effected under a Rule 10b5-1 Plan adopted or modified by a director or Section 16 Person until the later of (i) ninety (90) days after adoption or modification of the plan and (ii) two (2) business days after the disclosure in the Company’s periodic report on Form 10-Q or 10-K of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed one hundred twenty (120) days after adoption or modification). For Covered Persons who are not directors or Section 16 Persons, no transaction may be effected under a Rule 10b5-1 Plan adopted or modified until at least thirty (30) days after adoption or modification.

(c) Single-Plan Limitation.

Other than a Covered Person’s first overlapping plan permitted by Rule 10b5-1(c)(1)(ii)(D), a Covered Person may not maintain more than one outstanding Rule 10b5-1 Plan at the same time. Plans relating to sell-to-cover transactions for tax withholding obligations on equity awards, where the Covered Person does not exercise discretion over the timing of the sales, are not counted toward this limitation, in accordance with Rule 10b5-1.

(d) Single-Trade Plans.

A Covered Person who is a director or Section 16 Person may not enter into more than one Rule 10b5-1 Plan during any consecutive twelve (12)-month period that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction.

(e) Modifications, Suspensions, and Terminations.

Modification of the amount, price, or timing of the purchase or sale of securities under a Rule 10b5-1 Plan, or any change to a formula or algorithm specified in the plan, is treated as a termination of the existing plan and the adoption of a new plan and is subject to the cooling-off period in clause (b) and the requirements of this Section 7. Terminations of Rule 10b5-1 Plans are discouraged because they may call into question whether the plan was entered into in good faith.

(f) Section 16 Reporting and Form 144.

Section 16 Persons remain responsible for the timely filing of Forms 3, 4, and 5 with respect to transactions effected under a Rule 10b5-1 Plan, and for the filing of Form 144 where applicable. Forms 4 should reflect the box indicating that the reported transaction was made pursuant to a Rule 10b5-1 Plan.

(g) Company Disclosure.

The Company is required by Item 408(a) of Regulation S-K to disclose in its quarterly and annual reports any adoption, modification, or termination of a Rule 10b5-1 Plan, or any other written trading arrangement intended to satisfy the affirmative defense conditions of Rule 10b5-1, by a director or Section 16 Person during the most recently completed fiscal quarter. Each Covered Person who adopts, modifies, or terminates a Rule 10b5-1 Plan must promptly notify the Administrator and provide all information required for the Company to make any required disclosure.

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8. Post-Termination Transactions

If a Covered Person’s service with the Company terminates while the Covered Person is aware of MNPI, the Covered Person remains prohibited from trading in the Company’s securities and from communicating the MNPI to others until the MNPI has been publicly disseminated or has otherwise ceased to be material. The pre-clearance and blackout requirements of Sections 5 and 6 continue to apply to a former Section 16 Person until the end of the next trading window after the date of termination.

9. Section 16 Filing Obligations

Directors and Section 16 Persons are reminded of their obligations under Section 16(a) of the Exchange Act to file timely reports of beneficial ownership and changes therein on Forms 3, 4, and 5. Section 16 Persons are also subject to short-swing profit recovery under Section 16(b) of the Exchange Act. The Company will provide reasonable administrative assistance with the preparation and filing of Section 16 reports but the responsibility for timely and accurate filing remains with the individual reporting person.

10. Administration

The Board of Directors has designated A. Carl Mudd, Chairman of the Board, as the administrator of this Policy (the “Administrator”). The Administrator is responsible for administering this Policy, including granting and refusing pre-clearance requests, designating Designated Insiders, imposing and lifting event-specific blackout periods, reviewing Rule 10b5-1 Plans, answering questions from Covered Persons regarding the Policy, and reporting to the Board of Directors with respect to the operation of this Policy. The Administrator may delegate administrative tasks (other than the grant or refusal of pre-clearance) to one or more other persons designated by the Administrator.

Pre-clearance requests by the Administrator with respect to the Administrator’s own transactions, or those of the Administrator’s Family Members or Controlled Entities, must be submitted to and reviewed by a different independent director designated by the Board of Directors.

The Administrator may consult with the Company’s outside counsel, outside accountants, and other advisors in administering this Policy. Compliance with this Policy is the responsibility of each Covered Person.

11. Consequences of Non-Compliance

Violations of this Policy may result in disciplinary action by the Company, up to and including termination of employment or service. In addition, violations of the federal and state securities laws may subject the Covered Person to substantial civil and criminal penalties, including private damages actions, SEC enforcement actions, disgorgement of profits, civil monetary penalties of up to three times the profit gained or loss avoided, fines of up to $5 million, and imprisonment of up to twenty (20) years. The Company and its supervisory personnel may also be subject to liability for “controlling person” liability under Section 20A of the Exchange Act.

12. Questions; Acknowledgment

Questions regarding this Policy, or its application to a particular situation, should be directed to the Administrator before the proposed transaction or activity occurs. Each Covered Person is required to execute the acknowledgment attached as Appendix A upon adoption of this Policy or upon first becoming a Covered Person, and on an annual basis thereafter. The obligation to comply with this Policy applies regardless of whether the acknowledgment has been executed.

13. Amendments; Effective Date

This Policy may be amended or modified from time to time by the Board of Directors. The Administrator may, in consultation with the Board of Directors and outside counsel, adopt procedures, forms, and interpretive guidance to implement this Policy. This Policy shall be effective as of the date of adoption by the Board of Directors set forth on the cover page hereof.

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Appendix A — Acknowledgment of Insider Trading Policy

I acknowledge that I have received and read the Eco Science Solutions, Inc. Insider Trading Policy (the “Policy”), that I have had an opportunity to ask questions about the Policy, and that I understand my obligations under the Policy. I agree to comply with the Policy and with all applicable laws, rules, and regulations governing transactions in the Company’s securities. I understand that the Policy may be amended from time to time and that my acknowledgment of the Policy applies to any such amendments and to all future versions of the Policy.

Name (printed): ____________________________________

Signature: ____________________________________

Title: ____________________________________

Date: ____________________________________

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